Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-142261) pertaining to the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan and (Form S-8 No. 333-142260) pertaining to the Pine Photonics Communications Inc. 2000 Stock Plan of our reports dated June 16, 2008, with respect to the consolidated financial statements of Opnext, Inc. and the effectiveness of internal control over financial reporting of Opnext, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2008.

/s/  Ernst & Young LLP

New York, New York
June 16, 2008